                                                                    EXHIBIT 10.8

                                 September 24, 1997


Araxas Energy Corporation
XPLOR Energy, Inc.
10200 Grogans Mill Road, Suite 500
The Woodlands, Texas 77380

Attention:  Steven W. Nance, President
              Chief Executive Officer

Gentlemen:

          Reference is made to the letter agreement of even date, among Stratum Group Energy Partners, L.P. ("Group"), Araxas SPV-1, Inc. ("Borrower") and affiliates of Borrower ("Termination Agreement"). The Termination Agreement establishes the conditions for prepayment of the indebtedness of Borrower owed to Group, and satisfaction and release of all of the rights, duties and liabilities of the parties to the Master Agreement (as defined in the Termination Agreement).

          Reference also is made to the Acquisition Agreement (defined in the Termination Agreement), pursuant to which all of the outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of Araxas Energy Corporation ("Energy") will, at the closing of the Acquisition Agreement, be acquired by XPLOR Energy, Inc. (formerly known as Araxas Holdings, Inc. "Holdings"), and to the Stock Option Agreement dated as of August 6, 1996 ("Option Agreement"), between Energy and Stratum Group, L.P. ("Stratum"). The rights of Stratum under the Option Agreement to acquire shares of Common Stock of Energy are referred to collectively herein as the "Stock Option". Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Option Agreement.

          This letter agreement is being executed and delivered by the parties pursuant to the Termination Agreement.

          Stratum, Energy and Holdings agree that in the event of the closing of the transactions contemplated by the Acquisition Agreement ("Closing"):

          (1) Holdings shall assume and acquire all of Energy's obligations and rights under the Option Agreement, which is hereby amended to remove, effective as of the Closing, the requirements in 2(b)(i) and (ii) thereof that Stratum exercise the Stock Option upon the occurrence of either of the events set forth in 2(b)(i) or (ii), to remove, effective as of the closing of the IPO, the covenant in Section 7(a) that Energy may raise equity capital only in the form of Common Stock issued by Energy, and to incorporate, effective as of the Closing, the additional terms set forth in paragraphs (2)-(8) hereof. Effective from and after the Closing, any reference in the Option Agreement and below to Energy and Common Stock shall be interpreted in a manner consistent with
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Araxas Energy Corporation
XPLOR Energy, Inc.
September 24, 1997
Page 2

this paragraph (1) to mean Holdings and the common stock, par value $0.001 per share, of Holdings, respectively.

          (2) Upon exercise of the Stock Option in accordance with the Option Agreement (as amended hereby), Stratum may purchase up to a number of shares of Common Stock of Energy equal to the Option Shares, as determined and adjusted from time to time pursuant to Section 5 of the Option Agreement and the provisions of this letter agreement. By way of illustration of the operation of such formula adjustments to the number of Option Shares underlying the Stock Option, if the Stock Option were exercised in full on the date hereof, Stratum would be entitled to purchase the number of newly issued shares of the Common Stock of Energy calculated pursuant to Attachment 1 hereto.

          The term "Option Shares" shall mean the number of shares of Energy Common Stock that represents fifteen percent (15%) of the sum of (i) the number of shares of Energy Common Stock outstanding as of the date of this letter agreement, (ii) shares of Energy Common Stock issued after the date hereof and before the Stock Option is exercised (or the Option Shares are fixed under paragraph 8 hereof), (iii) shares of Energy Common Stock issuable after the date hereof pursuant to stock options granted before the Stock Option is exercised (and before the Option Shares are fixed pursuant to paragraph 8 hereof), and
(iv) shares of Common Stock of Energy issued pursuant to exercise of the Stock Option; provided, however, shares issued or issuable pursuant to clauses (ii) and (iii) hereof shall be included in calculating such sum only to the extent the issuance of the shares of Common Stock of Energy is or would be "Dilutive" (as defined below) to Stratum. For purposes of the Option Agreement and this letter agreement, the issuance of Energy Common Stock to a third party would be Dilutive, and the number of shares that Stratum is entitled to purchase as of the date of exercise of the Stock Option would be increased, if such issuance of Energy Common Stock is made in exchange for value that is less than the Reserve Adjusted Book Value Per Share of such shares, as determined pursuant to Section 5 of the Option Agreement and this letter agreement. Notwithstanding the foregoing, in the event that any stock option grantee whose stock option previously was treated as Dilutive to Stratum forfeits the options they hold to acquire Energy Common Stock, or any outstanding Common Stock is reacquired by Energy, and Stratum as of the date of such forfeiture or reacquisition has not yet exercised the Stock Option (and the Option Shares have not been fixed pursuant to paragraph 8 hereof), the number of shares of Energy Common Stock that Stratum will be entitled to purchase upon its exercise of the Stock Option will be adjusted to reduce the number of Option Shares immediately after such forfeiture or reacquisition event to take into account the above antidilution adjustment attributable to the issuance of such forfeited options or reacquired shares, as the case may be.
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Araxas Energy Corporation
XPLOR Energy, Inc.
September 24, 1997
Page 3

          (3) For purposes of determining whether any shares of Energy Common Stock issuable pursuant to exercise of an employee stock option would be issued for a value at least equal to the Reserve Adjusted Book Value Per Share of Energy Common Stock, the determination of Reserve Adjusted Book Value Per Share (and Dilution, if any) will be conducted as of the date of the grant of the option and not the date, if any, upon which the option is exercised.

          (4) In connection with the determination of whether any shares of Energy Common Stock have been issued for a value at least equal to their Reserve Adjusted Book Value Per Share, (i) the oil and gas reserve and other asset adjustments shall be calculated based on Section 5 of the Option Agreement except that (A) the most recent report of the independent petroleum engineering firm engaged by Energy shall be updated for current price information and lease operating costs, and material changes in reserve quantities of which Energy is aware, and (B) except as provided in Section 5 of the Stock Option Agreement, the book value of Energy Common Stock shall be based upon financial information of Energy as of the end of the most recent month (whether audited or not); and
(ii) if Stratum disagrees with the calculation of the Reserve Adjusted Book Value Per Share of Energy, Stratum may, at its own expense, upon written notice delivered to Energy within fifteen (15) days after receipt of the Reserve Adjusted Book Value Per Share as determined by Energy obtain (C) the report of one of Netherland Sewell & Associates, Inc., Ryder Scott Company and Cawley, Gillespie & Associates, Inc., regarding the value of the oil and gas properties of Energy and its subsidiaries, and/or (D) the audit report of an independent accounting firm selected by Stratum from a list approved by Energy of the top six (6) independent accounting firms with national practices having offices in Houston, Texas, with respect to the most recent monthly financial statements of Energy. If Stratum obtains such an engineering report and/or audit report, the results of such report(s) shall be controlling in determining the Reserve Adjusted Book Value Per Share of Energy Common Stock, provided that such report, and the revised Reserve Adjusted Book Value Per Share as calculated by Stratum's experts, are delivered to Energy within ninety (90) days of receipt by Stratum of the notice of Energy of its calculation of Reserve Adjusted Book Value Per Share.

          (5) Stratum agrees that the shares of capital stock of Holdings issued at the Closing, pursuant to the Acquisition Agreement, to the shareholders of Energy and the South Coast Owners (defined in the Acquisition Agreement) will not be Dilutive to Stratum, and, accordingly, no adjustment under Section 5 of the Option Agreement (or this letter agreement) may be made to increase the Option Shares.

          (6) If, in connection with the IPO, the lead underwriter of the IPO requests in writing that Stratum refrain from selling shares of common stock that Stratum may acquire as a result of its exercise of the Stock Option, Stratum will comply with such request, provided that in
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Araxas Energy Corporation
XPLOR Energy, Inc.
September 24, 1997
Page 4

no event will (i) the period of time during which Stratum must refrain from selling such shares extend for more than 180 days after the IPO, or (b) Stratum be subject to restrictions on the sale of Holdings common stock that are more stringent than those applicable to W.E. Rowsey, III, Steven W. Nance and/or New West Resources, Inc. and its affiliates (collectively, "New West"); provided, however, Holdings will use its best efforts to cause the Registrable Securities (defined below) to be registered pursuant to the registration statement relating to the IPO, to permit such shares to be offered in the IPO in the same manner as Holdings proposes to offer its shares. The term "Registrable Securities" means the number of Option Shares to the extent purchased pursuant to the terms of the Option Agreement and this letter agreement, and, with respect to which, Stratum requests be registered pursuant to the IPO registration statement. Notwithstanding the foregoing, the shares proposed to be sold in the IPO by Stratum may be reduced by Holdings based on a written opinion received by Holdings from the managing underwriter in the IPO to the effect that to include the shares would adversely affect Holdings' financing plans or the IPO (any such cut-back shall be effected on a pro rata basis with the shares (if any) proposed to be sold in the IPO for the account of New West); provided, however, if shares of Holdings common stock are being offered for the account of persons other than Stratum and New West, such reduction shall first be made from the shares of Holdings common stock intended to be offered by such other persons.

          (7) After the Closing, and within 45 days of the end of each month until the IPO, Holdings will provide Stratum copies of the unaudited consolidated balance sheet and statements of income and cash flow of Holdings and its subsidiaries for such month, and will provide production volume, copies of any reserve reports relating to the Properties and other similar information with respect to the overriding royalty payments made to Stratum's affiliate, as is reasonably requested by Stratum (and, with respect to which, Stratum will enter into a confidentiality agreement with Holdings to protect the interest of Holdings as reasonably requested by Holdings). In addition, Holdings will make its executive officers available as reasonably requested by Stratum to review the results of operations and the business plans of Holdings and its subsidiaries.

          (8) On the date Holdings files with the Securities and Exchange Commission a Form S-1 registration statement, the number of Option Shares and the exercise price shall be permanently fixed as of such date, based upon the terms of the Option Agreement and this letter agreement, without giving effect to the shares of Holdings capital stock issued in the IPO or after the IPO; provided, however, the number of Option Shares shall be subject to adjustment in accordance with the Option Agreement and this letter agreement if any shares of the common stock of Holdings are issued after the filing of such registration statement but prior to the closing of the IPO at a price that is Dilutive.
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Araxas Energy Corporation
XPLOR Energy, Inc.
September 24, 1997
Page 5

          (9) Stratum has no present intention or plan, nor is there any contract or other arrangement enforceable against Stratum, that would require it to exercise the Option at Closing and immediately sell the shares acquired thereby.

          (10) To the extent the provisions of this letter agreement and the Option Agreement conflict, the provisions of this letter agreement shall control. This letter agreement may be signed in multiple counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          If you are in agreement with the foregoing, please so indicate by signing in the space provided below.

                              STRATUM GROUP, L.P.



                              By:   /s/ Joseph M. Rinaldi
                                 -----------------------------------------
                                    Joseph M. Rinaldi,
                                    President and Chief Executive Officer


                              STRATUM GROUP ENERGY PARTNERS, L.P.
                              By: Stratum Corp., its general partner



                              By:   /s/ Joseph M. Rinaldi
                                ------------------------------------------
                                    Joseph M. Rinaldi,
                                    President and Chief Executive Officer

Araxas Energy Corporation
XPLOR Energy, Inc.
September 24, 1997
Page 6


AGREED TO AND ACCEPTED BY:

Araxas Energy Corporation
XPLOR Energy, Inc.


By:  /s/ Steven W. Nance
   --------------------------------
     Steven W. Nance,
     President and Chief Executive Officer

Araxas Energy Corporation
XPLOR Energy, Inc.
September 24, 1997
Page 7

                                  ATTACHMENT 1
                                  ------------
    To Letter Agreement dated September 27, 1997 Between Stratum and Araxas

                                         9-18-97
                                         -------
Billy                                    75,000
NWR                                      37,697
GR, Inc.                                  5,931
Nance                                     1,456
Englert (proposed)                        2,375
Doss (proposed)                           2,375
Pool (proposed)                           1,200
                                        -------
                                        126,034

Stratum [(126,034 / .85) - (126,034)]    22,241
                                        -------
                                        148,275
                                        =======